Copart Announces the Addition of Cherylyn Harley LeBon to its Board of Directors DALLAS--(BUSINESS WIRE)--Copart, Inc. (NASDAQ: CPRT) today reported that Cherylyn Harley LeBon has joined Copart’s Board of Directors, effective May 26, 2021. Ms. LeBon, 55, currently serves as a Partner with the law firm of Dunlap, Bennett & Ludwig based in Washington, D.C., where she is a member of the firm’s Corporate and Government Contracts practice. Prior to joining Dunlap, Bennett & Ludwig, Ms. LeBon served for 10 years as President and Chief Executive Officer of KLAR Strategies, a business strategy firm she founded. In addition to her legal and business expertise, Ms. LeBon has extensive experience in senior executive roles within the United States federal government. Ms. LeBon served during the George W. Bush Administration as an Assistant Administrator for Intergovernmental Affairs, as Deputy Chief of Staff, and as Deputy Director of Field Operations for the Small Business Administration. Additionally, Ms. LeBon served as appointee in the Office of Congressional and Legislative Affairs with the U.S. Department of Veteran’s Affairs, the second largest federal agency, serving military veterans and active-duty personnel. Ms. LeBon is a former Senior Counsel with the U.S. Senate Judiciary Committee, where she was responsible for judicial nominations, civil and human rights, and Congressional oversight of the U.S. Department of Justice. Earlier in her career, she was a counsel in the U.S. House of Representatives. Prior to her government service, Ms. LeBon spent several years working in Europe through the Robert Bosch Stiftung (Foundation) as a finance and telecommunications advisor to the German Bundestag (Congress) and as an international transaction specialist for Mannesmann Corporation. About Copart Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. Copart offers services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some jurisdictions, to the general public. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers, and individual owners. With operations at over 200 locations in 11 countries, Copart has more than 175,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), the Republic of Ireland (Copart.ie), Brazil (Copart.com.br), Germany (Copart.de), Finland (Copart.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register. Cautionary Note About Forward-Looking Statements This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management's Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf. Contact Gregory R. DePasquale Senior Vice President, General Counsel & Secretary Copart Greg.Depasquale@copart.com 972-391-5033